Exhibit 99.1

Teradyne Announces Second Quarter Results

BOSTON—(BUSINESS WIRE)—July 19, 2005—Teradyne, Inc. reported sales of $320.2 million in the second quarter of 2005, up 5% compared to the first quarter of 2005. The company had a net loss in the second quarter of $45.5 million or $0.23 per share, which included $10.2 million in net restructuring and other charges. This compares to a net loss of $52.6 million or $0.27 per share in the previous quarter, which included $10.6 million in net restructuring and other charges. The company’s orders for the second quarter were $349 million, up 2% over the first quarter.

“In the second quarter, our FLEX System-On-a-Chip (SOC) semiconductor tester continued to gather momentum,” said Teradyne President and CEO Mike Bradley, “with a broadening of customers and applications driving record orders for the system. The FLEX has now moved on to customer production floors in a wide range of parallel test SOC applications.”

In the third quarter, the company’s guidance is for sales to be between $350 and $370 million, with a loss per share between $0.08 and $0.15. This guidance includes approximately $17 million, or $0.09 per share, in net restructuring and other charges.

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, July 20, 2005, at 10:00 a.m. EDT. The call will be webcast at www.teradyne.com (click on “Investors”). A replay will be available via phone starting at noon EDT and continuing through August 3, 2005. The replay may be accessed by calling 1-800-642-1687 in the US and Canada, or 706-645-9291 outside the US and Canada, and providing conference code 7400188, or by visiting www.teradyne.com and clicking on “Investors” for a link to the replay.

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment and interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2004, Teradyne had sales of $1.8 billion, and currently employs about 5,700 people worldwide. For more information, visit www.teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the US and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Safe Harbor Statement

This release contains statements regarding expected future revenues and earnings and future market conditions which are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s actual results to differ materially from those projected in the forward-looking statements. There can be no assurance that such estimates of future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: adverse changes in general economic or market conditions, including market demand for electronics and downturns in the semiconductor industry; reductions or delays in capital investment by our customers; the decision by customers to cancel or defer orders that previously had been accepted; reduced bookings; the “hockey-stick” pattern of sales resulting in a disproportionately large percentage of total quarterly sales occurring in the last month and weeks of each quarter; the historically cyclical nature and volatility of the markets that Teradyne serves; war or the threat of terrorist attacks; disruptions or delays in Teradyne’s supply chain; new product development introductions and transitions and any delays; uncertainty of customer acceptance of new product offerings including the timing, price and mix of new product acceptance; competitive pressures including new products, pricing and gross margin pressures; the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; insufficient, excess or obsolete inventory; disruptions, delays or shortages in an adequate supply of raw materials, components or internal and external manufacturing capability; incoming quality of components or raw materials; the impact of our ability to manage the effects of past or future acquisitions or divestitures; any material litigation against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes in 2001; the availability of additional financing; Teradyne’s obligations in the event of a change of control; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally, which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K for the period ending December 31, 2004. The “forward-looking statements” included herein are made only as of the date of publication and Teradyne undertakes no obligation to update the information set forth in this release.

TERADYNE, INC. REPORT FOR SECOND FISCAL QUARTER OF 2005

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:			Six Months Ended:
	July 3, 2005	April 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Net Revenues	$320,172	$305,581	$526,463	$625,753	$957,066
Cost of Revenues	222,007	216,441	299,835	438,448	554,463

Gross Profit	98,165	89,140	226,628	187,305	402,603

Operating Expenses:
Engineering and Development	60,915	64,240	66,914	125,155	131,608
Selling and Administrative	67,542	65,315	69,991	132,857	136,233
Restructuring and Other Charges, net (1)	10,195	10,628	(713)	20,823	(583)

Operating Expenses	138,652	140,183	136,192	278,835	267,258

(Loss)/Income From Operations	(40,487)	(51,043)	90,436	(91,530)	135,345
Interest Income	3,841	4,405	3,470	8,246	7,061
Interest Expense	(4,153)	(4,434)	(4,895)	(8,587)	(9,527)
Other Income and Expense, net	—	—	426	—	1,277

(Loss)/Income Before Income Taxes	(40,799)	(51,072)	89,437	(91,871)	134,156
Income Tax Expense	4,665	1,500	8,944	6,165	13,416

Net (Loss)/Income	$(45,464)	$(52,572)	$80,493	$(98,036)	$120,740

(Loss)/Income per Common Share - Basic and Diluted:

Net (Loss)/Income per Common Share - Basic	$(0.23)	$(0.27)	$0.41	$(0.50)	$0.62

Shares used in calculation of Net (Loss)/Income per Common Share - Basic	195,757	195,619	194,015	195,688	193,934

Net (Loss)/Income per Common Share - Diluted (2)	$(0.23)	$(0.27)	$0.39	$(0.50)	$0.60

Shares used in calculation of Net (Loss)/Income per Common Share - Diluted	195,757	195,619	213,486	195,688	214,383

Gross Orders	$353,328	$341,986	$557,944	$695,314	$1,109,401

Net Orders	$348,952	$340,670	$557,944	$689,622	$1,109,184

(1) Restructuring and Other Charges, net consists of:

	July 3, 2005	April 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Severance	$4,624	$7,083	$(458)	$11,707	$(760)
Facility Related	896	2,536	1,201	3,432	2,136
Long-Lived Asset Impairment	9,157	595	(100)	9,752	(603)
Gain on Sale of Real Estate	(4,445)	—	—	(4,445)	—
Gain on Sale of Business	(612)	—	(865)	(612)	(865)
Other	575	414	(491)	989	(491)

	$10,195	$10,628	$(713)	$20,823	$(583)

(2)	Under GAAP, when calculating diluted earnings per share, convertible debentures must be assumed to have converted if the effect on EPS would be dilutive. For Teradyne, dilution occurs when earnings are greater than $0.24 per share per quarter. Accordingly, for the quarter and the six months ended July 4, 2004, diluted shares assumes the conversion of the convertible debentures, as the effect of the conversion on EPS would be dilutive. Accordingly for the quarter and the six months ended July 4, 2004, 15.4 million shares have been included in diluted shares and net interest expense of $3.7 million and $7.3 million, respectively, has been added back to net income for the diluted earnings per share calculation.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	July 3, 2005	December 31, 2004
Assets
Cash and Cash Equivalents	$199,060	$209,147
Marketable Securities	73,224	75,431
Accounts Receivable	235,275	223,491
Inventories	257,619	262,996
Other Current Assets	34,116	34,761

	799,294	805,826

Net Property, Plant and Equipment	528,114	547,075
Long-term Marketable Securities	277,151	406,615
Goodwill	116,176	116,176
Intangible and Other Assets	44,179	46,870

	$1,764,914	$1,922,562

Liabilities
Notes Payable - Banks	$2,705	$4,826
Current Portion of Long-term Debt	300	321
Accounts Payable	70,347	62,006
Accrued Employees’ Compensation and Withholdings	54,724	106,298
Deferred Revenue and Customer Advances	34,204	30,399
Other Accrued Liabilities	57,761	60,970
Income Taxes Payable	3,242	11,738

	223,283	276,558

Pension Liability	54,257	69,187
Other Long-term Liabilities	45,057	44,321
Convertible Senior Notes	371,500	391,500
Other Long-term Debt	7,123	7,432

	701,220	788,998
Shareholders’ Equity	1,063,694	1,133,564

	$1,764,914	$1,922,562

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contact:	Teradyne, Inc.
Tom Newman, 617-422-2425